AMENDMENT NO. 5 TO DEPOSIT AGREEMENT

AMENDMENT NO. 5 dated as of June , 2007 (the "Amendment") to the Deposit Agreement dated as of December 19, 1962, as amended and restated as of October 1, 1982 (including changes from Amendment No. 1 dated as of April 1, 1989), as amended as of April 30, 1995, January 10, 2002 and June 28, 2006 (as so amended and restated and further amended, the "Deposit Agreement"), among HONDA MOTOR CO., LTD. (Honda Giken Kogyo Kabushiki Kaisha) (the "Company"), JPMORGAN CHASE BANK, N.A., as depositary thereunder (the "Depositary"), and all holders from time to time of American Depositary Receipts and European Depositary Receipts, as the case may be, issued thereunder evidencing American Depositary Shares and European Depositary Shares, respectively.

WITNESSETH:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary desire to amend the terms of the Deposit Agreement and Receipts.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS
SECTION 1.01. Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01.  All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement as amended by this Amendment.

SECTION 2.02. Effective thirty days from the date notice is provided to holders of European Depositary Shares, the Deposit Agreement is amended to remove all reference to European Depositary Shares and the European Depositary Share portion of the Deposit Agreement, and the depositary receipt program related thereto, are terminated. Holders of European Depositary Shares shall be provided the notice required under Section 6.02 of the Deposit Agreement, as if the Deposit Agreement were being terminated with respect to such European Depositary Shares.

SECTION 2.03. Notwithstanding Section 2.02 hereof, the Deposit Agreement shall remain in full force and effect with respect to the American Depositary Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a) This Amendment, when executed and delivered by the Company, will be duly and validly authorized, executed and delivered by the Company, and it and the Deposit Agreement as amended hereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, neither of such agreements need to be filed or recorded with any court or other authority in Japan, nor does any stamp or similar tax or governmental charge need to be paid in Japan on or in respect of such agreements.

ARTICLE IV

MISCELLANEOUS

SECTION 5.01. Effective Date. This Amendment is dated as of the date set forth above and shall be effective as the date hereof. The termination of the European Depositary Share aspect of the Deposit Agreement shall become effective 30 days after notice thereof has been provided to the holders of European Depositary Shares.

SECTION 5.02. Indemnification. The parties hereto shall be entitled to the benefits of the indemnification provisions of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 5.03. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

HONDA MOTOR CO., LTD. (Honda Giken
Kogyo Kabushiki Kaisha)

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title: